                                                                    EXHIBIT 12.2

            COMPUTATION OF RATIO OF EBITDA TO CASH INTEREST EXPENSES



                                                                                    AS OF DECEMBER 31,
                                                            1994            1995           1996           1997           1998
                                                        -----------     -----------     -----------    -----------    -----------
EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION (EBITDA):
            Net Income                                  $(3,505,391)    $(3,187,046)    $ 6,115,588    $ 1,302,271    $ 6,075,784
            Interest Expense                            $ 1,820,151     $ 6,005,376     $ 5,539,850    $ 7,261,645    $14,636,534
            Taxes                                       $         0     $         0     $   851,360    $   984,017    $ 4,310,170
            Depreciation                                $   550,451     $   688,878     $   821,354    $ 1,194,186    $ 2,105,743
            Amortization                                $         0     $         0     $         0    $         0    $         0
                                                        -----------     -----------     -----------    -----------    -----------
                            Total                       $(1,134,789)    $ 3,507,206     $13,328,152    $10,742,119    $27,128,231
                                                        ===========     ===========     ===========    ===========    ===========

            Cash interest expenses                      $ 6,784,204     $ 6,784,204     $ 6,784,204    $ 7,032,567    $14,148,717

            Ratio of EBITDA to cash interest
              expenses                                        (0.17)           0.52            1.96           1.53           1.92

                                                                 AS OF SEPTEMBER 30,
                                                                1998           1999
                                                             -----------    -----------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA):
            Net Income                                       $ 6,136,561    $12,242,442
            Interest Expense                                 $10,651,700    $14,053,421
            Taxes                                            $ 2,546,709    $ 5,080,613
            Depreciation                                     $ 1,307,918    $ 2,510,463
            Amortization                                     $         0    $         0
                                                             -----------    -----------
                            Total                            $20,642,978    $33,886,939
                                                             ===========    ===========

            Cash interest expenses                           $10,453,649    $13,798,615

            Ratio of EBITDA to cash interest
              expenses                                              1.97           2.46